EXPENSE REIMBURSEMENT AGREEMENT
THIS EXPENSE REIMBURSEMENT AGREEMENT is made by and among Ivy Investment Management Company (“IICO”), Ivy Distributors, Inc. (“IDI”), Waddell & Reed Services Company, doing business as WI Services Company (“WISC”), and Ivy Variable Insurance Portfolios (the “Trust”) on behalf of each series of the Trust set forth below (each a “Portfolio” and collectively, the “Portfolios”).
WHEREAS, Ivy Variable Insurance Portfolios, a Delaware statutory trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-ended management investment company of the series type, and each Portfolio is a series of Ivy Variable Insurance Portfolios; and
WHEREAS, Ivy Variable Insurance Portfolios, IICO, IDI and WISC have determined that it is appropriate and in the best interests of each Portfolio and its shareholders to maintain the expenses of the Portfolio at a level below the level to which each Portfolio may normally be subject.
NOW, THEREFORE, the parties hereto agree as follows:
1.	Reimbursement of Expenses.
	1.1	Applicable Reimbursement Level and Term of Reimbursement. For the period from May 1, 2020 through April 30, 2021, IICO, IDI and/or WISC agree to reimburse sufficient management fees, Rule 12b-1 fees and/or shareholder servicing fees to cap the total annual ordinary Portfolio operating expenses (which would exclude interest, taxes, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses, if any) for each Portfolio set forth below at the level in the following table (the “Reimbursement Amount”):

Portfolio	Class I	Class II
Ivy VIP Core Equity		0.95%
Ivy VIP Global Growth		1.13%
Ivy VIP Mid Cap Growth	0.85%	1.10%
Ivy VIP Small Cap Growth		1.14%

	1.2	Payment of Reimbursement Amount. To effect the expense reimbursement provided for in this Agreement, the Portfolio may offset the appropriate Reimbursement Amount against the management fees, Rule 12b-1 fees and/or shareholder servicing fees payable under the Investment Management Agreement, Rule 12b-1 Plan and/or the applicable shareholder servicing agreement. Alternatively, the Reimbursement Amount shall be paid directly by IICO, IDI and/or WISC. Such offset shall be taken, or such direct payment shall be paid, two times per year within 30 days following the date of a Portfolio’s applicable semi-annual or annual reporting period.
2.	Termination and Effectiveness of Agreement.
	2.1	Termination. This Agreement shall terminate with respect to the applicable Portfolio upon the earlier of: (i) the termination of the Portfolio’s Investment Management Agreement, Rule 12b-1 Plan and/or applicable shareholder servicing agreement, or (ii) April 30, 2021. This Agreement may be terminated prior to expiration if such termination is approved by the Board of Trustees of the Trust, including the vote of a majority of the trustees who are not “interested persons” as defined in the 1940 Act. This Agreement supersedes any prior expense reimbursement agreements between a Portfolio, IICO, IDI and WISC, as it relates specifically to the waivers identified above.
	2.2	Effectiveness. This Agreement shall be effective May 1, 2020.
3.	Miscellaneous.
	3.1	Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof.
	3.2	Interpretation. Nothing contained herein shall be deemed to require Ivy Variable Insurance Portfolios or the Portfolios to take any action contrary to the Ivy Variable Insurance Portfolios’ Declaration of Trust or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of Ivy Variable Insurance Portfolios of its responsibility for and control of the conduct of the affairs of Ivy Variable Insurance Portfolios or the Portfolios.
	3.3	Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the management fees, the Rule 12b-1 Plan and/or shareholder servicing fees, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Investment Management Agreement, Rule 12b-1 Plan, the applicable shareholder servicing agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to the Investment Management Agreement, Rule 12b-1 Plan, the applicable shareholder servicing agreement or the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of February 25, 2020.
IVY VARIABLE INSURANCE PORTFOLIOS
By: /s/ Jennifer K. Dulski
Jennifer K. Dulski, Secretary
IVY INVESTMENT MANAGEMENT COMPANY
By: /s/ Joseph W. Kauten
Joseph W. Kauten, Vice President
IVY DISTRIBUTORS, INC.
By: /s/ Amy J. Scupham
Amy J. Scupham, President
WADDELL & REED SERVICES COMPANY
By: /s/ Joseph W. Kauten
Joseph W. Kauten, Senior Vice President